Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Sunrise Assisted Living, Inc., as listed below, of our report dated March 7, 2003, with respect to the consolidated financial statements of Marriott Senior Living Services, Inc. included in the Current Report on Form 8-K/A dated March 28, 2003 of Sunrise Assisted Living, Inc., filed with the Securities and Exchange Commission.

Registration
Statement
Number	Form	Description

333-05257	Form S-8	1995 Stock Option Plan, as amended, 1996 Directors’ Stock Option Plan, Stock Option Agreement entered into, effective January 4, 1995, by and between Sunrise Assisted Living, Inc. and David W. Faeder

333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended

333-26837	Form S-8	1997 Stock Option Plan

333-57291	Form S-8	1996 Directors’ Stock Option Plan, as Amended

333-57293	Form S-8	1998 Stock Option Plan

333-78313	Form S-8	1999 Stock Option Plan

333-78543	Form S-8	Karrington Health, Inc. 1996 Incentive Stock Plan

333-38432	Form S-8	2000 Stock Option Plan

333-61918	Form S-8	2001 Stock Option Plan

333-88570	Form S-8	2002 Stock Option and Restricted Stock Plan

333-61914	Form S-8	Employee Stock Purchase Plan

333-85622	Form S-3	$125 million of 5¼% Convertible Subordinated Notes due February 1, 2009

/s/ Ernst & Young LLP

McLean, VA
June 5, 2003